EXHIBIT 4.12

                                                                    EXHIBIT 4.12

                     FREQUENCY ELECTRONICS, INC.
                        RESTRICTED STOCK PLAN
                     (Limited to 250,000 Shares)


                              ARTICLE 1
                             DEFINITIONS

     As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

    (a)  "Administrators" shall mean the Board or the Committee, as applicable.

    (b)  "Board" shall mean the Board of Directors of FEI.

    (c)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

    (d)  "Committee" shall mean the Restricted Stock Plan Committee of the
Board.

    (e) "Common Stock" shall mean the $ 1.00 par value common stock of the Company.

    (f)  "Company" shall mean Frequency Electronics, Inc. and its Subsidiaries.

    (g) "Discharge for Cause" or "Cause" shall mean (i) such acts or conduct on the part of the Participant which is contrary to the interests of the Company, as determined by the Board; (ii) the occurrence of an event described in Section 6.8(b) of this Plan; (iii) the commission of any crime or act of material dishonesty by the Participant as against the Company; or (iv) the commission of any willful, malicious, grossly negligent or reckless act by the Participant which is deemed, in the reasonable judgment of the Board, detrimental to the business, prospects or reputation of the Company. Notwithstanding anything to the contrary contained herein, however, the term "Discharge for Cause" or "Cause" shall not include a determination by a Board constituted at any time following a Change of Control of the Company
(as defined below).

    (h) "Disinterested" shall mean an individual who is not, and has not been for one (l) year, eligible to receive benefits under the Plan and as defined in
Section 16(b) of the Exchange Act.

    (i)  "Effective Date of the Plan" shall be as defined in Article 2.3 hereof.

    (j) "Escrow agent" shall mean any escrow agent or its successor designated by the Administrators to act under the provisions of the Escrow Agreement.

    (k) "Escrow Agreement" shall mean the form of escrow agreement as deter-mined from time to time by the Administrators.

    (l) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    (m) "Fair Market Value" shall mean the average of the highest price and the lowest price per share at which the Stock is sold in the regular way on the American Stock Exchange (or any other exchange on which

                                                                    EXHIBIT 4.12

 it may be listed) on the day Restricted Stock is purchased hereunder, or in the absence of any reported sales on such day, the first preceding day on which there were such sales, provided such price shall not be less than the Par Value of the Stock.

   (n)  "FEI" shall mean Frequency Electronics, Inc.

   (o) "Key Management Employees" shall mean officers and directors who are also employees of the Company, all employees of the Company holding the pos-ition of project manager, all positions above such level, and those key or outstanding employees including, without limitation, new employees of the Company otherwise, from time to time, designated by the Administrators.

    (p) "Operating Profits" are to be calculated by subtracting cost of sales and selling and administrative expenses from net sales, and shall be determined from the certified financial statements as prepared by the Company's indepen-dent auditors.

    (q) "Par Value" shall mean the value given to the Stock of FEI in its Certificate of Incorporation or by resolution of its Board pursuant to its Certificate of Incorporation.

    (r) "Participant" shall mean a person who has purchased Restricted Stock pursuant to the provisions hereof and which has not been forfeited under the Plan.

    (s) "Plan" shall mean the Frequency Electronics, Inc. Restricted Stock Plan, the terms of which are set forth herein.

    (t) "Restricted Stock" shall mean Common Stock delivered to or held by a Participant which is subject to the restrictions described in Section 6.8 and any new, additional or different stock or securities of FEI or some other cor-poration, which a Participant may become entitled to receive with respect to such shares by virtue of a stock split or stock dividend or any other change in the corporate or capital structure of FEI. Shares of Restricted Stock de-livered pursuant to the Plan, at the election of the Administrators, may consist either in whole or in part of FEI's authorized and unissued shares or FEI's authorized and issued shares thereafter re-acquired by FEI and held in its treasury, as may from time to time, be determined by the Board.

    (u)  "Securities Act" shall mean the Securities Act of 1933, as amended.

    (v) "Stock" shall mean the Common Stock of FEI or, in the event that the outstanding shares of Stock are hereafter changed into or exchanged for shares of a different stock or securities of FEI or some other corporation, any new, additional or different stock or securities of FEI or some other corporation. Shares of Stock delivered pursuant to the Plan at the election of the ad-ministrators, may consist either in whole or in part of FEI's authorized and unissued shares or FEI's authorized and issued shares thereafter re-acquired by FEI, and held in its treasury, as may from time to time, be determined by the Board.

    (w) "Stock Purchase Agreement " shall mean the form of stock purchase agreement as determined from time to time by the Administrators.

    (x) "Subsidiary" shall mean any corporation, the majority of the outstand-ing capital stock of which is owned, directly or indirectly, by the Company, and as defined in Section 425 of the Code.

                                                                    EXHIBIT 4.12
                             ARTICLE II

                              THE PLAN


     2.1. Name. This Plan shall be known as the "Frequency Electronics, Inc. Restricted Stock Plan."

     2.2 Purpose. The purpose of the Plan is to advance the interests of the Company and its stockholders by affording to Key Management Employees an opportunity to acquire or increase their proprietary interest in the Company by purchasing Restricted Stock under the terms set forth herein. This plan is intended to serve as an employment incentive through which the Company seeks to motivate, retain, and attract those highly competent individuals upon whose judgment, initiative, leadership, and continued efforts the success of the Company in large measure depends.

     2.3. Effective Date. The Plan shall become effective upon the earlier of the date of its adoption by the Board or its approval by the holders of a majority of the shares of Common Stock of FEI represented at the next annual or special meeting of the stockholders of FEI.


                             ARTICLE III

                            PARTICIPANTS

     Any Key Management Employee of the Company shall be eligible to par-ticipate in the Plan. Members of the Committee who are also Key Management Employees shall not be eligible to purchase Restricted Stock under the Plan. The Administrators may select any eligible Key Management Employee who may purchase Restricted Stock in accordance with such determinations as the Ad-ministrators from time to time in their sole discretion shall make. The Plan does not entitle an eligible Key Management Employee to purchase Restricted Stock unless such employee is selected by the Administrators. A Key Management Employee who has been eligible to and/or selected by the Administrators to purchase Restricted Stock in one year may not necessarily be eligible and/or selected to purchase Restricted Stock in subsequent years. The Administrators may, before they approve the purchase of Restricted Stock or as a condition of such approval, require the Participant by whom the purchase is to be made, to enter into an Escrow Agreement and/or Stock Purchase Agreement with FEI containing such terms and conditions as the Administrators may prescribe. Nothing contained in the Plan shall give any employee the right to be retained in the employ of the Company or affect the right of the Company to dismiss any employee. The adoption of the Plan shall not constitute a contract bet-ween the Company and any employee.


                             ARTICLE IV

                           ADMINISTRATION

     4.1. Duties and Powers of Administrators. The Plan shall be administered by the Committee. In the absence of the existence of the Committee, the Plan shall be administered by the Board. The Committee shall be designated by the Board, need not be composed of Board members, and shall be composed of such number of persons as the Board shall from time to time determine, but at least three, all of whom shall be Disinterested. Vacancies on the Committee shall be filled by the Board and the Board may replace members of the Committee from time to time. The initial Committee shall consist of E. John Rosenwald, Jr., Joel Girsky and Arnold S. Schickler. The whole Board may designate one or more individuals as alternate members of the Committee, who may replace any absent or disqualified member at any meeting of the Committee, such

                                                                  Exhibit 4.12

alternate member to be Disinterested. The resolution of the Board designating or replacing the Committee or any of its members, filling vacancies and de-signating alternates shall be adopted by a majority of the whole Board. The Committee shall elect a Chairman and a Secretary; until such time, the initial Chairman shall be E. John Rosenwald, Jr. and the initial Secretary shall be Joel Girsky, each of whom shall serve until they resign or are replaced. Meetings may be called by any member of the Administrators, to be held at the principal offices of the Company or such other places as designated by the Chairman. Actions of the Committee may be taken without a meeting, providing such actions are specified in writing in accordance with Section 4.2 hereof.

     Subject to the express provisions of the Plan, the Administrators shall have the sole discretion and authority to determine (a) from among eligible Key Management Employees those who may purchase Restricted Stock, (b) the time or times at which Restricted Stock may be purchased, (c) the number of shares of Restricted Stock which may be purchased, (d) the duration of the restrictions on the Restricted Stock, (e) the manner and type of restrictions to be imposed on the Restricted Stock, and (f) the valuation of the consideration to be paid for the Restricted Stock, provided that the consideration may not be less than the Par Value thereof (all of which need not be the same for each grant here-under). Subject to the express provisions of the Plan, the Administrators shall also have the sole discretion and complete authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, to determine the details and provisions of each Escrow Agreement and Stock Purchase Agreement, and to take all such other and further steps as may or shall be necessary or advisable to administer the Plan. If the Plan is ad-ministered by the Committee, it shall report all action taken by it to the Board, and report to the Board the names of those Key Management Employees who have purchased Restricted Stock, the number of shares of Restricted Stock purchased, the duration of the restrictions, the applicable prices, the re-strictions on the Stock, the valuation of the consideration received therefor, and submit to the Board a copy of any Escrow Agreement or Stock Purchase Agreement executed or to be executed by each Participant.

     The Administrators may employ such legal counsel, consultants and agents as they may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant. None of the Administrators shall be liable for any action or determination made in good faith with respect to the Plan or any Restricted Stock purchased under it and the Company shall indemnify and hold harmless each Administrator against any liability, cost or expense (including reasonable counsel fees) arising out of any act or omission to act in connection with the Plan, unless arising out of such person's own fraud, bad faith or willful misconduct.

     4.2. Majority Rule. The presence of two-thirds of the Committee, convened with or without alternates shall constitute a quorum, and any action taken by a majority present at a meeting at which a quorum is present or any action taken without a meeting evidenced by a writing executed by a majority of all of the Committee, shallconstitute the action of all of the Committee. Any resolution adopted by the Board in accordance with the by-laws of FEI and provided a quorum is present in accordance with such by-laws, shall be deemed sufficient for pur-poses of taking any action required to be taken by the Board hereunder in-cluding, without limitation, ratification of any acts undertaken by the Committee.

     4.3. Company Assistance. The Company shall supply full and timely infor-mation to the Administrators on all matters relating to Key Management Employees, their employment, death, retirement, disability or other termination of employment, and such other pertinent facts as the Administrators may re-quire. The Company shall furnish the Administrators with such clerical and other assistance as is necessary in the performance of their duties.

                                                                   Exhibit 4.12

                              ARTICLE V

             SHARES OF RESTRICTED STOCK SUBJECT TO PLAN

     5.1. Limitations.  Subject to adjustment pursuant to the provisions of
Section 5.3 hereof, the number of shares of Restricted Stock which may be issued and sold hereunder shall not exceed two hundred fifty thousand (250,000) shares. Such shares may consist either in whole or in part, of FEI's authorized and unissued shares or FEI's authorized and issued shares thereafter re-acquired by FEI and held in its treasury, as may from time to time, be determined by the Board. Any of such shares which remain unsold at the ter-mination of the Plan shall cease to be reserved for the purposes of the Plan.

     5.2. Stockholder Approval. FEI may, but shall not be required to, issue or deliver any certificate for restricted stock which may be purchased under the Plan, until the Plan has been approved by a resolution adopted by the holders of a majority of the outstanding shares of Stock of FEI at an annual or special meeting of stockholders held within twelve (12) months from the date the Plan is approved by the Board, and if such approval is not obtained, FEI may determine that Restricted Stock previously purchased pursuant to the Plan shall be void and thereupon FEI shall have no liability whatsoever in con-nection with any such Restricted Stock other than to return the purchase price paid therefor.

     5.3. Antidilution. In the event that the Stock hereafter are changed into or exchanged for a different number or kind of shares or other securities of FEI or of another corporation by reason of merger, consolidation, or other reorganization, recapitalization, reclassification, combination of shares, stock split-up, or stock dividend, then:

     (a) The aggregate number and kind of shares in the Plan shall be adjusted appropriately;

     (b) The number of shares of Restricted Stock purchased by a Participant pursuant hereto shall be adjusted appropriately, both as to the number of sub-ject shares and the price;

     (c) Such new or additional or different shares or securities which are distributed to a Participant, in his capacity as the owner of Restricted Stock purchased hereunder, shall be legended in accordance with Section 6.8(d) hereof and shall be subject to all of the conditions and restrictions applicable to Restricted Stock issued as provided herein.

     Any adjustments required hereunder and the manner of application of the foregoing provisions shall be determined solely by the Administrators, and any such adjustment may provide for the elimination of fractional share interests.

                             ARTICLE VI

                      RESTRICTED STOCK PURCHASE

     6.1. Restricted Stock Purchase. All Restricted Stock purchased pursuant hereto shall be authorized by minutes of a meeting or the written consent of the Administrators, which shall specify the terms and provisions to be con-tained in the Stock Purchase Agreement and/or the Escrow Agreement, in accor-dance with the Plan. The Escrow Agreement and the Stock Purchase Agreement shall be executed by an authorized officer of FEI.

                                                                  Exhibit 4.12

     6.2. Restricted Stock Price. The per share Restricted Stock price shall be determined by the Administrators, but the per share price shall not be less than the Par Value of the Restricted Stock on the date the Restricted Stock is purchased.

     The purchase price for the Restricted Stock may be paid in such form and in such manner as the Administrators may determine, and may include payment in whole or in part with Stock of FEI (valued at the Fair Market Value of said Stock on the date of purchase) or in services theretofore performed by the Key Management Employee, valued by the Administrators in their sole dis-cretion. Such valuation shall be reflected by minutes of a meeting or the written consent of the Administrators. Any Stock used as payment for the pur-chase price shall be delivered to FEI, endorsed for transfer to FEI with the endorser's signature guaranteed or duly notarized, together with payment for all applicable transfer taxes thereon, and all services in payment of the pur-chase price shall be fully performed prior to issuance of any Restricted Stock.

     6.3. Section 83(b) Election. A Participant who files an election with the Internal Revenue Service to include the fair market value of any Restricted Stock in gross income while it is still subject to restrictions shall promptly furnish FEI with a copy of such election together with information as to the amount of any federal, state, local or other taxes required to be withheld to enable the Company to claim an income tax deduction with respect to such election.

     6.4. Withholding. All Restricted Stock purchased pursuant hereto and dividends on such Restricted Stock shall be subject to withholding as required by applicable federal, state and local laws, and the Administrators may make such arrangements for the payment of any withholding taxes on Restricted Stock purchased pursuant hereto as they deem satisfactory, including but not limited to (i) reducing the number of shares of Restricted Stock otherwise deliverable, based upon their Fair Market Value, to permit deduction of the amount of any such withholding taxes from the amount which may otherwise be purchased under the Plan, (ii) deducting the amount required to be withheld from salary or any other amount then or thereafter payable to a Participant, and (iii) requiring a Participant to pay to FEI the amount required to be withheld as a condition of releasing the Restricted Stock and any other distributions related thereto.

     6.5. Intentionally Omitted.

     6.6. Nontransferability of Restricted Stock. Unless otherwise permitted hereunder, no Restricted Stock shall be transferred by a Participant otherwise than by Last Will and Testament or the laws of Descent and Distribution.

     At such time that a Participant purchases Restricted Stock pursuant here-to, the Participant shall represent to FEI in writing that he or she will hold the Restricted Stock for his or her own account for investment only and not with a view to distribution or resale and that the Participant will not make any sale, transfer or other disposition of any shares of Restricted Stock pur-chased except pursuant to registration under the Securities Act or pursuant to an opinion of counsel satisfactory in form and substance to the Administrators, that the sale, transfer or other disposition may be made without registration.

     6.7. No Alienation of Benefits. Except insofar as may otherwise be re-quired by law, no Restricted Stock held at any time pursuant to an Escrow Agreement shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any Restricted Stock purchased under the Plan, or any part thereof, or if by reason of his of her bankruptcy or other event happening at any such time such amount would be made subject to his debts or liabilities or would otherwise not be enjoyed by him or her, then the Administrators, if they so elect, may direct that such Restricted Stock be withheld and that the same or any part thereof be paid or applied to or for the benefit of such person, his or her spouse, children or other dependents, or any of them, in such manner and proportion as the Administrators may deem proper, in their sole discretion.

                                                                  Exhibit 4.12

     6.8. Restrictions Imposed. The Administrators may impose any or all of the restrictions, enumerated in subsections (a), (b) and (c) hereof or such other restrictions as provided in subsection (e) below, with respect to any Restricted Stock purchased hereunder:

     (a) If a Participant's employment with the Company shall be terminated by the Company based upon Discharge For Cause, Cause or without Cause in accor-dance with applicable Company policies, or by the act of the Participant, within three (3) years from the date Restricted Stock shall have been pur-chased hereunder, FEI shall have the option for a period of sixty (60) days after such termination of employment, to buy any or all of the shares purchased by such terminated employee for a sum equal to the consideration paid by the terminated employee to FEI to acquire such shares ("Forfeiture Price"). The provisions of this paragraph shall automatically terminate and the restrictions shall be removed in accordance with Section 6.10 hereof, immediately following a "Change of Control of the Company". (A "Change of Control of the Company" shall be deemed to have occurred if and when (i) any person, other than Martin
B. Bloch, as such term is used in Sections 13(d) and 14(d)(ii) of the Exchange Act, is or becomes a beneficial owner, directly or indirectly, of securities of FEI representing fifteen percent (15%) or more of the combined voting power of FEI's then outstanding securities or (ii) a change in the composition of the Board so that a majority of the members of the Board immediately prior to such change are no longer members of the Board after such change which, in the sole discretion of the Board immediately prior to such change of control or change in composition of the Board, is determined to be a change hostile to, and not in the best interests of, the stockholders of FEI.)

     (b) If a Participant shall, within three (3) years from the date Re-stricted Stock shall have been purchased, directly or indirectly, own, manage, operate, control, be employed by, or participate in, as a partner, joint ven-turer, employee, agent, salesman, officer, director, five percent (5%) share-holder, or be connected in any manner with the ownership, management, oper-ation, control, employment or participation as a partner, joint venturer, em-ployee, agent, salesman, officer, director, or five percent (5%) shareholder, of any business similar to the type of business conducted by the Company at that time, as determined in the sole discretion of the Administrators, the Restricted Stock shall be forfeited to FEI and all rights thereunder shall cease. The provisions of this paragraph shall automatically terminate and the restrictions shall be removed in accordance with Section 6.10 hereof, immediately following a Change of Control of the Company or if the Participant is terminated by the Company without Cause.

     (c) (i) If Operating Profits do not equal or exceed the target estab-lished by the Administrators, in their sole discretion, for the Company for each of the three (3) years following the purchase by the Participant of Restricted Stock ("Minimum Operating Profits"), which Minimum Operating Profits need not be the same for all Participants, FEI shall have the option for a period of sixty (60) days after the date on which the certified financial statements for such third year have been finally prepared and delivered to the Company by the Company's independent auditors, to purchase a percentage of such Restricted Stock as determined by the Administrators, in their sole discretion, for a sum equal to the Forfeiture Price for the proportionate number of shares of Restricted Stock so purchased; (ii) If Operating Profits equal or exceed the Minimum Operating Profits established by the Administra-tors for each of the three (3) years following the purchase by the Participant of Restricted Stock, the restriction on such Restricted Stock created by this paragraph shall automatically terminate and the restrictions shall be removed in accordance with Section 6.10 hereof. The provisions of this paragraph shall automatically terminate and the restrictions shall be removed in accordance with Section 6.10 hereof, immediately following a Change of Control of the Company.

     (d) Stock certificates evidencing Restricted Stock purchased by a Participant shall be issued and delivered in the sole name of the Participant and each such certificate shall bear the following legends:

     (i) "The shares of Frequency Electronics, Inc. $ 1.00 par value common stock evidenced by this certificate are subject to repurchase by Frequency Electronics, Inc., and such shares may not be sold or otherwise transferred, pledged or hypothecated except pursuant to the provisions of the Escrow Agree-ment

                                                                   Exhibit 4.12

and/or Stock Purchase Agreement by and between the Escrow Agent, Frequency Electronics, Inc. and the registered owner of such shares."; and

     (ii) "This stock certificate may not be sold, transferred, pledged or hypothecated unless it has first been registered under the Securities Act of 1933, as amended, or unless counsel for Frequency Electronics, Inc. has given an opinion that registration under said Act is not required, except that after a Change of Control of the Company, an opinion of counsel that registration under said Act is not required, may be provided by counsel independent of Frequency Electronics, Inc. These shares are subject to the terms of an Escrow Agreement and/or Stock Purchase Agreement with the Escrow Agent, Frequency Electronics, Inc. and the registered owner of such shares."

     No such share may be sold, transferred, or otherwise alienated or hypo-thecated so long as the certificate evidencing such share bears the legends provided above.

     The foregoing provisions in subsection (d) hereof shall not be effective if and to the extent that the shares of Stock delivered under the Plan are covered by an effective and current registration statement under the Securities Act, or if and so long as the Administrators determine that application of such provisions is no longer required. In making such deter-mination, the Administrators shall rely upon an opinion of counsel for the Company, except that after a Change of Control of the Company, an opinion of counsel that registration under the Securities Act is not required, may be provided by counsel independent of the Company.

     (e) The Administrators may impose some or all of the restrictions set forth in this Section and/or such other restrictions on any shares sold pur-suant to the Plan as they may deem advisable in their sole discretion, including without limitation, restrictions under the Securities Act, under the requirements of any stock exchange upon which such shares or shares of same class are then listed, and under any state or local blue sky or securities laws applicable to such shares.

     (f) In the event FEI exercises its sixty (60) day option with respect to any shares, the Company may set off the Forfeiture Price from any obligation or liability to a Participant, whether as compensation or otherwise.

     6.9. Rights of Stockholder. Subject to the provisions of Section 6.11 hereof, a certificate or certificates for all shares of Restricted Stock re-gistered in the name of a Participant shall be delivered to him or her as soon as reasonably practicable and he or she shall thereupon be a stockholder and have all the rights of a stockholder with respect to such shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such shares; provided, that such shares of Restricted Stock, and any new, additional or different securities the Participant may become en-titled to receive with respect to such shares by virtue of a stock split or stock dividend or any other change in the corporate or capital structure of FEI, shall be subject to the restrictions theretofore imposed on the Restricted Stock.

     6.10. Removal of Restrictions. (a) If (i) a Participant shall die, re-tire, or become permanently and totally disabled, as determined in accordance with applicable Company personnel policies, or (ii) there is a Change ofControl of the Company, at any time within three (3) years from the date Restricted Stock shall have been purchased hereunder, the events of forfeiture specified in Section 6.8 or as otherwise determined by the Administrators shall ter-minate, and upon surrender and presentation to FEI of the legended certificates evidencing such shares, replacement certificates shall be issued and delivered to the Participant, free from the legend provided for in Section 6.8(d)(i) hereof or any other restrictions on the sale or other transfer of such shares, pursuant to the Plan, but legended in accordance with Section 6.8(d)(ii) hereof, and such shares shall, nonetheless, remain subject to the Securities Act and the Exchange Act, unless an opinion of counsel is provided in accor-dance with Section 6.8(d).

                                                                  Exhibit 4.12

     (b) If FEI chooses not to exercise its sixty (60) day option with respect to any shares or such sixty (60) day option period has expired, pursuant to
Section 6.8(a) or (c), the events of forfeiture specified in Section 6.8(a) and
(c) shall terminate, and upon surrender and presentation to FEI of the legended certificates evidencing such shares, replacement certificates shall be issued and delivered to the Participant, free from the legend provided for in Section 6.8(d)(i) hereof or any other restrictions on the sale or transfer of such shares, pursuant to the Plan, but legended in accordance with Section 6.8(d)(ii) hereof, and such shares shall, nonetheless, remain subject to the Securities Act and the Exchange Act, unless an opinion of counsel is provided in accordance with Section 6.8(d).

     (c) If a Participant shall not have violated the provisions of Section 6.8(b) of the Plan within three (3) years from the date Restricted Stock shall have been purchased hereunder, the events of forfeiture specified in Section 6.8(b) shall terminate, and upon surrender and presentation to FEI of the legended certificates evidencing such shares, replacement certificates shall be issued and delivered to the Participant, free from the legend provided for in Section 6.8(d)(i) hereof or any other restrictions on the sale or transfer of such shares, pursuant to the Plan, but legended in accordance with Section 6.8(d)(ii) hereof, and such shares shall, nonetheless, remain subject to the Securities Act and the Exchange Act, unless an opinion of counsel is provided in accordance with Section 6.8(d).

     6.11. Escrow. In order to enforce the restrictions imposed upon shares issued under the Plan, the Administrators may require any Participant to de-posit with the Escrow Agent all certificates for Restricted Stock together with stock powers, appropriately endorsed in blank, and to enter into an Escrow Agreement providing that the certificates representing shares issued pursuant to the Plan shall remain in the physical custody of the Escrow Agent until any or all of the restrictions imposed pursuant to the Plan have terminated.


                              ARTICLE VII

                           STOCK CERTIFICATES

     FEI may, but shall not be required to, issue or deliver any certificate for shares of Restricted Stock purchased hereunder or any portion thereof, prior to fulfillment of all of the following conditions:

     (a) The admission of such shares to listing on all stock exchanges on which the Stock is then listed;

     (b) The completion of any registration or other qualification of such shares under any federal or state law or under the rules or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrators shall in their sole discretion deem necessary or advisable;

     (c) The obtaining of any approval or other clearance from any federal or state governmental agency which the Administrators shall in their sole dis-cretion determine to be necessary or advisable;

     (d) Compliance with all terms and provisions of the Plan, the Stock Purchase Agreement and the Escrow Agreement;

     (e) The lapse of such reasonable period of time following the purchase of the Restricted Stock as the Administrators from time to time in their sole dis-cretion may establish for reasons of administrative convenience; and

                                                                  Exhibit 4.12

     (f) The approval of the Plan by the holders of a majority of the shares of Stock of FEI represented at an annual or special meeting of the stockholders of FEI; and

     Nothing herein contained shall be construed as imposing any obligation on the Administrators or the Company to undertake or complete any act with respect to subparagraphs (a), (b) and (c) hereof.


                              ARTICLE VIII

            TERMINATION, AMENDMENT, AND MODIFICATION OF PLAN

     8.1. Termination. The Plan shall terminate and no further shares shall be sold or issued hereunder on or after January 1, 1999, or such earlier date as may be determined by the Administrators. The termination of the Plan, however, shall not effect any restrictions previously imposed on shares issued pursuant to the Plan.

     8.2. Amendment and modification. The Board may at any time, upon recom-mendation of the Administrators, terminate, and may at any time and from time to time and in any respect amend or modify, the Plan; provided, that no such action of the Board without approval of the stockholders of FEI may:

     (a) Increase the total number of shares of Stock subject to the Plan except as contemplated in Section 5.3 hereof;

     (b) Provide for a purchase price for the Restricted Stock of less than the Par Value thereof;

     (c) Change the manner for removal of the restrictions set forth in Sec-tion 6.10 hereof; or

     (d)  Withdraw the administration of the Plan from the Administrators.

     No termination, amendment, or modification of the Plan shall in any manner affect any Stock Purchase Agreement or Escrow Agreement theretofore executed pursuant to the Plan without the consent of the Participant.


                               ARTICLE IX

                              MISCELLANEOUS

     9.1. Employment. Nothing in the Plan or in any Stock Purchase Agreement relating hereto shall confer upon any employee the right to continue in the employ of the Company.

     9.2. Other compensation plans. The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation plans for employees of the Company.

     9.3. Plan binding on successors. The Plan shall be binding upon the successors and assigns of the Company.

     9.4. Singular, plural, gender. Whenever used herein, nouns in the sin-gular shall include the plural, and the masculine pronoun shall include the feminine gender.

                                                                  Exhibit 4.12

     9.5. Headings, etc., no part of plan.   Headings or Articles and Sections
hereof are inserted for convenience and reference and they constitute no part of the Plan.

     9.6 Unfunded Plan; Governing Law. The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management, key or outstanding personnel.

     I hereby certify that the foregoing Plan was duly approved by the Board of Directors of Frequency Electronics, Inc. on February 22, 1989.

     Executed as of this 19th day of June 1989.



                                        /s/ Harry Newman
                                        HARRY NEWMAN, Secretary